EXHIBIT 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-120695) pertaining to the 2004 Stock Incentive Plan of Silgan Holdings Inc. of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedule of Silgan Holdings Inc., and the effectiveness of internal control over financial reporting of Silgan Holdings Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2014.
/s/ Ernst & Young LLP
Stamford, Connecticut
February 27, 2015